Exhibit 99.10

AMENDING AGREEMENT

TO ENCANA CORPORATION EMPLOYEE STOCK OPTION PLAN

RECITALS:

A.

It was determined that Encana Corporation (“Encana”) reorganize the structure of Encana and its subsidiaries pursuant to a series of reorganization transactions, which included, among other things, (i) completing an arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act, pursuant to which, among other things, Encana completed a consolidation of the common shares of Encana (“Encana Common Shares”) on the basis of one post-consolidation share for each five pre-consolidation shares (the “Share Consolidation”), (ii) Ovintiv Inc. (the “Corporation”), a wholly-owned subsidiary of Encana, ultimately acquiring all of the issued and outstanding Encana Common Shares in exchange for shares of the Corporation on a one-for-one basis and becoming the parent company of Encana and its subsidiaries, and (iii) following the completion of the Arrangement, the Corporation migrating out of Canada and becoming a Delaware corporation (collectively, the “Reorganization”).

B.

Prior to the Reorganization, Encana administered the “Encana Corporation Employee Stock Option Plan” (the “Stock Option Plan”), which was adopted with effect from October 1, 2001 and amended as of April 27, 2005, April 25, 2007, April 22, 2008, October 22, 2008, November 30, 2009, July 20, 2010, February 24, 2015 and February 22, 2016, pursuant to which a number of awards of stock options were made to Encana employees (the “Encana Options”).

C.	As part of the Reorganization, and as of the Effective Date (as defined below), the Corporation assumed all of the outstanding Encana Options.

D.

The Corporation wishes to continue the administration of a stock option plan for employees of the Corporation on substantially the same terms as set forth in the Stock Option Plan and the Grant Agreements (as defined below), and hereby adopts the Stock Option Plan in its entirety, subject to certain modifications.

E.	To clarify and confirm the above, the Corporation wishes to amend the Stock Option Plan and the Grant Agreements as more particularly set forth in this Agreement.

F.	Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Stock Option Plan.

THEREFORE:

ARTICLE 1

AMENDMENTS

1.1	Effective Date

This Amending Agreement (this “Agreement”) is effective as of January 24, 2020 (the “Effective Date”).

1.2	References

All references to “Encana Corporation”, including its logo, in the Stock Option Plan and the Grant Agreements are deleted and replaced with “Ovintiv Inc.” and the Corporation’s logo.

All references to “principal office in Calgary, Alberta” in the Stock Option Plan and the Grant Agreements are deleted and replaced with “principal office in Denver, Colorado”.

1.3	Cover Page

The language on the cover page and page 1 of the Stock Option Plan, which reads “Reflective with amendments made as of April 27, 2005, as of April 25, 2007, as of April 22, 2008, as of October 22, 2008, as of November 30, 2009, as of July 20, 2010, as of February 24, 2015 and as of February 22, 2016” is deleted and replaced with:

Adopted with effect from January 24, 2020

1.4	Shares

Section 3 of the Stock Option Plan is deleted and replaced with:

The shares that may be issued pursuant to the exercise of options under the Plan are shares of common stock in the capital of the Company (“Shares”).

1.5	Adjustment and Redenomination

In accordance with Section 9 of the Stock Option Plan, and Section 12 of the Grant Agreements, the Committee has determined that:

(a)

the Encana Options (and TSARs, as applicable) awarded under the Stock Option Plan prior to the Effective Date have been redenominated to reflect the Share Consolidation, such that for every five Encana Options held by an Optionee prior to the Share Consolidation, the Optionee now holds one Option following completion of the Reorganization (including the Share Consolidation). Such Encana Options shall thereafter be considered Options for purposes of the Stock Option Plan, as amended by this Agreement; and

(b)

the “Exercise Price” of the Encana Options (and TSARs, as applicable) awarded under the Grant Agreements prior to the Effective Date, as defined in Schedule “A” of the Grant Agreements, has been adjusted to reflect the Share Consolidation, such that the “Exercise Price” of the Options is the value of the “Exercise Price” of the Encana Options set forth on the cover page of the applicable Grant Agreement multiplied by five.

1.6	Effective Date of the Plan

Section 10 of the Stock Option Plan is deleted and replaced with:

The Plan shall have effect from and after January 24, 2020 (“Effective Date”).

1.7	Cost Allocation

Notwithstanding anything else in the Stock Option Plan or this Agreement, the Corporation and Ovintiv Canada ULC (formerly known as Encana) (“Ovintiv Canada”) may allocate the cost of the Encana Options between them based on the amount of time that each such Encana Option was outstanding on a pre-Share Consolidation and post-Share Consolidation basis, or on such other basis as may be agreed to between the Corporation and Ovintiv Canada, acting reasonably.

1.8	Stock Option Grant Agreements

(a)	This Agreement applies to each grant agreement that has been executed with respect to the following grant agreement templates:

(i)	Employee 2015 Stock Option Grant Agreement;

(ii)	Executive 2015 Stock Option Grant Agreement;

(iii)	Employee 2016 Stock Option Grant Agreement;

(iv)	Executive 2016 Stock Option Grant Agreement;

(v)	Employee 2017 Stock Option Grant Agreement;

(vi)	Executive 2017 Stock Option Grant Agreement;

(vii)	Employee 2018 Stock Option Grant Agreement; and

(viii)	Executive 2018 Stock Option Grant Agreement,

(collectively, the “Grant Agreements”).

(b)

Section 25 of the Employee 2015 Stock Option Grant Agreement, the Employee 2016 Stock Option Grant Agreement, the Employee 2017 Stock Option Grant Agreement and the Employee 2018 Stock Option Grant Agreement, and Section 26 of the Executive 2015 Stock Option Grant Agreement, the Executive 2016 Stock Option Grant Agreement, the Executive 2017 Stock Option Grant Agreement and the Executive 2018 Stock Option Grant Agreement, is deleted and replaced with:

This Agreement shall be governed by and construed in accordance with the laws in force in the State of Delaware. In the event of a dispute, the Participant agrees to submit to the jurisdiction of the Delaware courts.

(c)

The provision forming part of Section (e)(ii) of Schedule “A” of the Employee 2015 Stock Option Grant Agreement, the Executive 2015 Stock Option Grant Agreement, the Employee 2016 Stock Option Grant Agreement, the Executive 2016 Stock Option Grant Agreement, the Employee 2017 Stock Option Grant Agreement, the Executive 2017 Stock Option Grant Agreement, the Employee 2018 Stock Option Grant Agreement and the Executive 2018 Stock Option Grant Agreement, which reads “the Canada Business Corporations Act”, is deleted and replaced with “the General Corporation Law of the State of Delaware”.

(d)

The provision forming part of Schedule “B” of the Executive 2015 Stock Option Grant Agreement, the Executive 2016 Stock Option Grant Agreement, the Executive 2017 Stock Option Grant Agreement and the Executive 2018 Stock Option Grant Agreement, which reads “By resolution of the Board of Directors (the “Board”) of Encana Corporation (“Encana” or the “Corporation”), this Policy is effective as of this 22nd day of October, 2012 (the “Effective Date”).”, is deleted and replaced with:

By resolution of the Board of Directors (the “Board”) of Ovintiv Inc. (“Ovintiv” or the “Corporation”), this Policy is effective as of the 24th day of January, 2020 (the “Effective Date”).

ARTICLE 2

GENERAL

2.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws in force in the State of Delaware, without reference to conflict of laws principles.

2.2	Execution and Delivery

This Agreement may be signed or executed by facsimile or portable document format and the signing or execution by way of facsimile or portable document format shall have the same effect as the signing or execution of the original.

[Signature Page Follows]

IN WITNESS OF WHICH the Corporation has executed this Agreement as of the Effective Date set forth above.

OVINTIV INC.

By:	/s/ Mike Williams
Name: Mike Williams
Title: Executive Vice-President, Corporate Services

Signature Page to Amending Agreement to Encana Corporation Employee Stock Option Plan